EX 99.28(d)(244)

Amendment
to
Investment Sub-Advisory Agreement
Between
Jackson National Asset Management, LLC
and
Franklin Templeton Institutional, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Franklin Templeton Institutional, LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of May 1, 2010 (“Agreement”), whereby Adviser appointed Sub-Adviser to provide sub-investment advisory services to a certain investment portfolio of the JNL Series Trust (“Trust”).

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and the Sub-Adviser have agreed to revise the sub-advisory fees as set forth on Schedule B, and, in connection with said revisions, Schedule B to the Agreement must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 10, 2012, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of September 25, 2012, effective as of September 10, 2012.

Jackson National Asset Management, LLC		Franklin Templeton Institutional, LLC

By:	/s/ Mark D. Nerud	By:	/s/ Coleen Barbeau

Name:	Mark D. Nerud	Name:	Coleen Barbeau

Title:	President and CEO	Title:	SVP

Schedule B
September 10, 2012
(Compensation)

JNL/Franklin Templeton International Small Cap Growth Fund
Average Daily Net Assets	Annual Rate

$0 to $100 Million	.67%
$101 to $250 Million	.64%
$251 to $500 Million	.62%
$501 to $750 Million	.60%
$751 to $1,000 Million	.59%
Amounts over $1,000 Million	.55%

B-1